Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Mistras Group, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-164688) and Form S-3 (No.333-173513) of Mistras Group, Inc. of our report dated August 12, 2015, with respect to the consolidated balance sheets of Mistras Group, Inc. and subsidiaries as of May 31, 2015 and 2014, and the related consolidated statements of income, comprehensive (loss) income, equity and cash flows for each of the years in the three-year period ended May 31, 2015, and the effectiveness of internal control over financial reporting as of May 31, 2015, which report appears in the May 31, 2015 annual report on Form 10-K of Mistras Group, Inc.

New York, New York
August 12, 2015